Exhibit 4.114
English Translation of Chinese Language Document

Agreement

No.:     Q722010

Party A: China Electric Equipment Group Co., Ltd.
Party B: China Sunergy (Nanjing) Co., Ltd.
Party C: CEEG (Nanjing) Renewable Energy Co., Ltd.

Hereinafter referred to as Party A, Party B and Party C.

The parties, through friendly consultation, agree to transfer due credit and debt thereof as follows:

1.	Party A shall transfer to Party C its cerdit to Party B in an amount of RMB3,352,732.
2.	Party C shall offset its debt to Party B with all the transferred credit from Party A.
3.	The difference remained between Party C and Party B shall be settled through negotiation between both parties.

This agreement is executed in triplicate and shall be deemed as accounting voucher of the parties.

Party A: China Electric Equipment Group Co., Ltd.
(seal)
2010-01-14

Party B: China Sunergy (Nanjing) Co., Ltd.
(seal)
2010-01-14

Party C: CEEG (Nanjing) Renewable Energy Co., Ltd.
(seal)
2010-01-14